Exhibit 99.1

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME (LOSS)
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	FY10	FY11	FY12	FY13	FY14	FY15	FY16
Net income (loss)	$252,663	$(35,622)	$(26,992)	$(40,680)	$13,329	$(9,573)	$4,025
Interest expense	61,236	84,746	89,369	83,669	65,209	70,672	87,188
Income tax expense (benefit)	57,107	(16,421)	(7,528)	1,681	(41,469)	1,629	1,348
Interest and investment income	(714)	(138)	(1,212)	(345)	(2,582)	(5,517)	(608)
Depreciation and amortization	91,700	93,035	78,286	72,073	80,792	103,944	107,200
EBITDA	461,992	125,600	131,923	116,398	115,279	161,155	199,153
Impairments and disposition of assets (1)	3,556	10,772	15,687	14,502	12,843	24,546	16,974
Loss (income) from divested clubs (2)	7,237	(1,277)	9,223	(1,707)	(1,097)	25	751
Loss on extinguishment of debt (3)	(334,423)	—	—	16,856	31,498	2,599	—
Non-cash adjustments (4)	(1,881)	(37)	1,865	3,929	2,007	2,008	255
Acquisition related costs (5)	—	1,629	837	1,211	10,568	4,965	1,409
Capital structure costs (6)	752	2,087	51	824	8,785	10,047	1,840
Centralization and transformation costs (7)	—	—	—	30	1,330	8,495	9,806
Other adjustments (8)	2,161	11,858	2,349	8,069	4,632	7,397	5,076
Equity-based compensation expense (9)	—	—	—	14,217	4,303	4,970	7,005
Deferred revenue adjustment (10)	9,274	5,006	2,560	1,306	5,644	7,111	5,419
Adjusted EBITDA	$148,668	$155,638	$164,495	$175,635	$195,792	$233,318	$247,688

	FY10	FY11	FY12	FY13	FY14	FY15	FY16
Net cash provided by operating activities	$148,280	$74,614	$96,888	$93,693	$129,158	$152,270	$157,654
Interest expense	61,236	84,746	89,369	83,669	65,209	70,672	87,188
Income tax expense (benefit)	57,107	(16,421)	(7,528)	1,681	(41,469)	1,629	1,348
Interest and investment income	(714)	(138)	(1,212)	(345)	(2,582)	(5,517)	(608)
Loss (income) from divested clubs (2)	7,237	(1,277)	9,223	(1,707)	(1,097)	25	751
(Gain) loss on extinguishment of debt (3)	(334,423)	—	—	16,856	31,498	2,599	—
Non-cash adjustments (4)	(1,881)	(37)	1,865	3,929	2,007	2,008	255
Acquisition related costs (5)	—	1,629	837	1,211	10,568	4,965	1,409
Capital structure costs (6)	752	2,087	51	824	8,785	10,047	1,840
Centralization and transformation costs (7)	—	—	—	30	1,330	8,495	9,806
Other adjustments (8)	2,161	11,858	2,349	8,069	4,632	7,397	5,076
Deferred revenue adjustment (10)	9,274	5,006	2,560	1,306	5,644	7,111	5,419
Certain adjustments to reconcile net income (loss) to operating cash flows (11)	199,639	(6,429)	(29,907)	(33,581)	(17,891)	(28,383)	(22,450)
Adjusted EBITDA	$148,668	$155,638	$164,495	$175,635	$195,792	$233,318	$247,688
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(1)
Includes non-cash impairment charges related to property and equipment and intangible assets and loss on disposals of assets (including property and equipment disposed of in connection with renovations).

(2)	Net income or loss from discontinued operations and divested clubs that do not qualify as discontinued operations in accordance with GAAP.

(3)	Includes loss on extinguishment of debt calculated in accordance with GAAP.

(4)
Includes non-cash items related to purchase accounting associated with the acquisition of ClubCorp, Inc. (“CCI”) in 2006 by affiliates of KSL Capital Partners, LLC (“KSL”) and expense recognized for our long-term incentive plan related to fiscal years 2011 through 2013.

Exhibit 99.1

(5)	Represents legal and professional fees related to the acquisition of clubs, including the acquisition of Sequoia Golf on September 30, 2014.

(6)
Represents legal and professional fees related to our capital structure, including debt issuance and amendment costs, equity offering costs and other charges incurred in connection with the reorganization of CCI, which was effective as of November 30, 2010 (“ClubCorp Formation.”)

(7)
Includes fees and expenses associated with initial compliance with Section 404(b) of the Sarbanes-Oxley Act, which were primarily incurred in fiscal year 2015 and the twelve weeks ended March 22, 2016, and related centralization and transformation of administrative processes, finance processes and related IT systems.

(8)
Represents adjustments permitted by the credit agreement governing the Secured Credit Facilities including cash distributions from equity method investments less equity in earnings recognized for said investments, income or loss attributable to non-controlling equity interests of continuing operations and management fees, termination fee and expenses paid to an affiliate of KSL.

(9)	Includes equity-based compensation expense, calculated in accordance with GAAP, related to awards held by certain employees, executives and directors.

(10)
Represents estimated deferred revenue, calculated using current membership life estimates, related to initiation payments that would have been recognized in the applicable period but for the application of purchase accounting in connection with the acquisition of CCI in 2006 and the acquisition of Sequoia Golf on September 30, 2014.

(11)
Includes the following adjustments to reconcile net loss to net cash provided by operating activities from our Consolidated Statements of Cash Flows: Net change in prepaid expenses and other assets, net change in receivables and membership notes, net change in accounts payable and accrued liabilities, net change in other current liabilities, bad debt expense, equity in loss (earnings) from unconsolidated ventures, gain on investment in unconsolidated ventures, distribution from investment in unconsolidated ventures, debt issuance costs and term loan discount, accretion of discount on member deposits, net change in deferred tax assets and liabilities and net change in other long-term liabilities. Certain other adjustments to reconcile net income (loss) to net cash provided by operating activities are not included as they are excluded from both net cash provided by operating activities and Adjusted EBITDA.